Exhibit 10.6
ELEVENTH AMENDMENT TO OFFICE LEASE
This ELEVENTH AMENDMENT TO OFFICE LEASE (this "Eleventh Amendment") is made and entered into as of June 25, 2018 (the "Eleventh Amendment Effective Date"), by and between HUDSON 1455 MARKET STREET, LLC, a Delaware limited liability company ("Landlord"), and SQUARE, INC., a Delaware corporation ("Tenant").
RECITALS
A.    Hudson 1455 Market, LLC, a Delaware limited liability company, predecessor-in-interest to Landlord, and Tenant are parties to that certain Office Lease dated October 17, 2012 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated March 22, 2013 (the "First Amendment"), that certain Second Amendment to Office Lease dated January 22, 2014 (the "Second Amendment"), that certain Third Amendment to Office Lease dated June 6, 2014 (the "Third Amendment"), that certain Fourth Amendment to Office Lease dated February 1, 2015 (the "Fourth Amendment"), that certain Fifth Amendment to Office Lease dated April 27, 2015 (the "Fifth Amendment"), that certain Sixth Amendment to Office Lease dated June 18, 2015 (the "Sixth Amendment"), that certain Seventh Amendment to Office Lease dated October 5, 2016 (the "Seventh Amendment"), that certain Eighth Amendment to Office Lease dated October 6, 2016 (the "Eighth Amendment"), that certain Ninth Amendment to Office Lease dated December 19, 2017 (the "Ninth Amendment"), and that certain Tenth Amendment to Office Lease dated May 17, 2018 (the "Tenth Amendment"). The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, and the Tenth Amendment are referred to herein, collectively, as the "Existing Lease." Pursuant to the Existing Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, certain premises consisting of approximately 442,952 aggregate rentable square feet of space (the "Existing Premises") (consisting of 181,805 rentable square feet in the Initial Premises, 20,801 rentable square feet in the Must-Take 1 Space, 47,099 rentable square feet in the Must-Take 2 Space, 81,354 rentable square feet in the Expansion Space, 354 rentable square feet located on the eighth (8th) floor (which space is defined in Recital B of the Fourth Amendment as the "Level 8 Closet Space"), 2,871 rentable square feet located on the first (1st) floor (which space is defined in Recital C of the Fifth Amendment as the "New Premises"), 4,626 rentable square feet located on the sixth (6th) floor (which space is defined in Recital B of the Eighth Amendment as the "Eighth Amendment Space"), 26,011 rentable square feet consisting of the entire thirteenth (13th) floor (which space is defined in Recital B of the Ninth Amendment as "Suite 1300"), the entire sixteenth (16th) floor consisting of approximately 25,973 rentable square feet (which space is defined in Recital B of the Tenth Amendment as "Suite 1600"), the entire seventeenth (17th) floor consisting of approximately 26,030 rentable square feet (which space is defined in Recital B of the Tenth Amendment as "Suite 1700"), and the entire twentieth (20th) floor consisting of approximately 26,028 rentable square feet (which space is defined in Recital B of the Tenth Amendment as "Suite 2000")) in the building located at 1455 Market Street, San Francisco, California (the "Building"), as more particularly described in the Existing Lease.
B.    Landlord and Tenant desire to amend the Existing Lease to (i) expand the Existing Premises to include the entire twenty-first (21st) floor of the Building and consisting of approximately 26,104 rentable square feet, as delineated on Exhibit A attached hereto ("Suite 2100"), and (ii) otherwise amend the Existing Lease on the terms and conditions set forth in this Eleventh Amendment.
C.    All capitalized terms used herein but not specifically defined in this Eleventh Amendment shall have the meanings ascribed to such terms in the Existing Lease. The term "Lease" where used in this Eleventh Amendment shall hereafter refer to the Existing Lease, as amended by this Eleventh Amendment.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Modification of Existing Premises. Effective as of the later of September 1, 2018 and the date on which Landlord has delivered Suite 2100 to Tenant in the "Eleventh Amendment Space Delivery Condition" (as that term is defined in Section 5.1 below) (the "Suite 2100 Lease Commencement Date"), Tenant shall lease from Landlord, and Landlord shall lease to Tenant, Suite 2100. Consequently, effective upon the Suite 2100 Lease Commencement Date, the Existing Premises shall be increased to include Suite 2100, and Tenant will lease the entire twenty-first (21st) floor of the Building. Landlord and Tenant hereby acknowledge that such addition of Suite 2100 to the Existing Premises shall, effective as of the Suite 2100 Lease Commencement Date, increase the size of the Premises then leased by Tenant under the Lease, as hereby amended, to 469,056 rentable square feet of space (442,952 + 26,104), and that Suite 2100 shall be deemed to be part of the Premises for all purposes under the Lease. The anticipated date of delivery of Suite 2100 to Tenant (i.e., the anticipated Suite 2100 Lease Commencement Date) is September 1, 2018. Landlord represents that (a) Suite 2100 is currently leased to Vevo, LLC, (b) Landlord is in the process of seeking to regain legal possession of Suite 2100 from Vevo, LLC prior to September 1, 2018 (such regaining of legal possession on or before September 1, 2018, the "Suite 2100 Recapture"), and (c) Landlord shall use commercially reasonable efforts to cause the Suite 2100 Lease Commencement date to occur on September 1, 2018. The parties expressly agree and acknowledge that if Landlord does not inform Tenant on or before July 15, 2018 that it has entered into an agreement with Vevo, LLC for the Suite 2100 Recapture, then this Eleventh Amendment shall be of no further force or effect, and (ii) Landlord and Tenant shall each have all rights and obligations under the Lease that existed prior to entering into this Eleventh Amendment. Landlord shall notify Tenant as soon as the Suite 2100 Recapture has occurred. The parties expressly agree and acknowledge that if, following the Suite 2100 Recapture, Landlord is unable to cause the Suite 2100 Lease Commencement Date to occur on or before September 1, 2018 despite such efforts, then (i) subject to the remaining terms of this Section 1, Landlord shall not be subject to any liability for its failure to do so, (ii) except as set forth in Section 1(b), below, such failure shall not render this Eleventh Amendment void or voidable, nor affect the validity of this Eleventh Amendment or the obligations of Tenant hereunder, and (iii) Landlord shall pursue its legal remedies in order to regain legal possession of Suite 2100. If the Suite 2100 Lease Commencement Date does not occur for any reason on or before (a) January 1, 2019, then, Tenant shall be entitled to an abatement of Base Rent with respect to Suite 2100 for one (1) day for each day that occurs after January 1, 2019 and before the Suite 2100 Lease Commencement Date, and (b) April 1, 2019, then, at Tenant’s election, Tenant may terminate this Eleventh Amendment upon written notice to Landlord and Landlord shall not be subject to any liability arising from or related to this Eleventh Amendment as a result of such termination.

2.Eleventh Amendment Space Term. The term with respect to Suite 2100 (the "Eleventh Amendment Space Term") shall commence on the Suite 2100 Lease Commencement Date, and shall expire coterminously with the Lease Term for the Existing Premises under the Existing Lease (i.e., on September 27, 2023), as the same may be extended.

3.Base Rent.

3.1     Existing Premises. Notwithstanding anything to the contrary in the Existing Lease, as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Existing Lease.

3.2    Suite 2100. Commencing on the Suite 2100 Lease Commencement Date (the "Suite 2100 Rent Commencement Date"), and continuing until the first (1st) anniversary of the Suite 2100 Rent Commencement Date, Tenant shall pay to Landlord monthly installments of Base Rent for Suite 2100 in an amount equal to One Hundred Eighty-Four Thousand Nine Hundred Three and 33/100 Dollars ($184,903.33), which amount was calculated by multiplying an Annual Base Rental Rate of Eighty-Five and 00/100 Dollars ($85.00) per Rentable Square Foot of Suite 2100 (i.e., 26,104), and dividing the product by twelve (12). On and after the first (1st) anniversary of the Suite 2100 Rent Commencement Date, and thereafter on each anniversary of the Suite 2100 Rent Commencement Date during the Eleventh Amendment Space Term, the Annual Base Rent for Suite 2100 shall be increased by three percent (3.0%).

4.Additional Rent.

4.1    Tenant's Share of Direct Expenses. Except as specifically set forth in this Section 4, commencing on the first anniversary of the Suite 2100 Rent Commencement Date, and continuing throughout the Eleventh Amendment Space Term, Tenant shall be obligated to pay Tenant's Share of increases in the annual Direct Expenses attributable to Suite 2100 (calculated on the total rentable area of Suite 2100) in accordance with the terms of Article 4 of the Original Lease (including, without limitation, the last paragraph thereof), provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with Suite 2100, the following shall apply:

(i)Tenant's Share with respect to Suite 2100 shall be 2.58%; and

(ii)the Base Year shall be the calendar year 2019.

4.2    Tenant's Separately Metered Electrical Consumption. Notwithstanding anything to the contrary set forth in the Existing Lease or this Eleventh Amendment, Suite 2100 shall be separately metered, at Landlord's sole cost and expense, prior to the Suite 2100 Lease Commencement Date to measure electrical consumption at Suite 2100. Tenant shall pay directly to Landlord the actual amount charged to Landlord by the electricity provider for electrical consumption at Suite 2100 during the Eleventh Amendment Space Term commencing on the Suite 2100 Lease Commencement Date, and the costs of electrical consumption of Tenant and all other tenants and occupants of the Project shall not be included in Operating Expenses.

4.3    Tenant's Janitorial Service and Supplies. Landlord shall not be required to provide any janitorial services for Suite 2100, and Tenant shall be solely responsible for performing all janitorial services and other cleaning of Suite 2100 appropriate to maintain Suite 2100 in a manner consistent with a first-class office project, and otherwise in accordance with, and subject to the terms of, Section 1 of the Seventh Amendment, as though Suite 2100 was originally part of the "Premises" described in such Seventh Amendment.

5.Condition of Suite 2100.

5.1    Tenant shall accept Suite 2100 vacant, broom clean and otherwise in its then existing, "as-is" condition, and Landlord shall not be obligated to provide or pay for any other improvement work or services related to the improvement of Suite 2100 or any portion thereof, and Landlord shall not be obligated to pay any tenant improvement allowance, drawing contribution, or other allowance or fee in connection with Suite 2100. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Existing Premises nor any portion of Suite 2100 have undergone inspection by a Certified Access Specialist (CASp). Notwithstanding the foregoing, Landlord shall deliver Suite 2100 to Tenant vacant, free of Hazardous Substances, with the Building Systems servicing Suite 2100 in good working order and condition, and otherwise in its presently existing, "as-is" condition (the "Eleventh Amendment Space Delivery Condition"). If it is determined that (i) Suite 2100 was not free of Hazardous Substances as of the Suite 2100 Lease Commencement Date, or (ii) that any of the Building Systems were not in good working order and condition as of the Suite 2100 Lease Commencement Date (either such set of circumstances as set forth in items (i) or (ii), above, to be known as a "Correction Event"), Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to remove the Hazardous Substances, or place the Building Systems in good working order and condition, as the case may be, and shall thereafter diligently pursue the same to completion.

5.2    Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, Suite 2100 or any portion thereof as a result of such Landlord work or action taken pursuant to this Section 5 for more than five (5) consecutive business days (the "Correction Period"), then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant), in each case with respect to Suite 2100, shall be abated or reduced, as the case may be, after the expiration of the later of the Correction Period and the Suite 2100 Rent Commencement Date for such time that Tenant continues to be prevented from using, and does not use for the normal conduct of Tenant’s business or performance of the Tenant Improvements, Suite 2100 or any portion thereof. If, however, Tenant reoccupies any portion of Suite 2100 during such period, the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of Suite 2100 bears to the total rentable area of Suite 2100, shall be payable by Tenant from the date Tenant reoccupies such portion of Suite 2100, subject to the terms of this Eleventh Amendment. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for a Correction Event. Except as expressly provided in this Section 5 or elsewhere in the Lease, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due under the Lease.

6.Parking. Effective as of the Suite 2100 Lease Commencement Date, Tenant shall have the right to rent from Landlord up to five (5) unreserved parking passes on a monthly basis throughout the Eleventh Amendment Space Term, which parking passes (the "Suite 2100 Parking Passes") shall pertain to the Property parking facility. Tenant shall pay to Landlord for the Suite 2100 Parking Passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes (which rate is currently Two Hundred Seventy-Five and 00/100 Dollars ($275.00) per unreserved parking pass per month). Except as expressly set forth in this Section 6, Tenant shall lease the Suite 2100 Parking Passes in accordance with, and subject to, the terms and provisions of Article 28 of the Original Lease.

7.Right of Availability. Landlord and Tenant acknowledge and agree that (a) Landlord would not pursue the Suite 2100 Recapture but for Tenant's agreement to lease Suite 2100 pursuant to the terms of this Eleventh Amendment, (b) upon the Suite 2100 Lease Commencement Date, the terms of this Eleventh Amendment are intended to, and shall, supersede any expansion right or right of first offer Tenant may have with respect to space on the 21st floor of the Building contained in the Lease, as amended hereby, including but not limited to Section 1.4 of the Original Lease, and (c) upon the Suite 2100 Lease Commencement Date, any such expansion rights or rights of first offer with respect to the 21st floor shall be deleted in their entirety and of no further force or effect, and (d) effective as of the Suite 2100 Lease Commencement Date, Tenant's sole right to expand the Premises into the 21st Floor shall be pursuant to the terms of this Eleventh Amendment.

8.Invalidity of Provisions. If any provision of this Eleventh Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

9.Further Assurances. In addition to the obligations required to be performed under the Lease, Landlord and Tenant shall each perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purpose of the Lease.

10.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Eleventh Amendment other than Jones Lang LaSalle and Cushman & Wakefield of California, Inc. (the "Brokers"), and Tenant's indemnity obligation to Landlord as set forth in Section 29.24 of the Original Lease shall expressly apply, without limitation, to any claims from Custom Spaces Commercial Real Estate and/or Wixen Real Estate Inc. and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Eleventh Amendment. Landlord shall pay the commission, if any, owing to the Brokers in connection with the execution of this Eleventh Amendment pursuant to the terms of a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than to the Brokers occurring by, through, or under the indemnifying party. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease.

11.Authority. Each of the parties hereto represents and warrants to the other as follows: (a) it has the legal power, right and authority to enter into this Eleventh Amendment; (b) all requisite action (corporate, trust, partnership or otherwise) has been taken by it in connection with the entering into of this Eleventh Amendment and no further consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party is required, including without limitation, any lender, or if any such consent is required, such consent has been obtained; (c) the individuals executing this Eleventh Amendment have the legal power, right, and actual authority to bind it to the terms of this Eleventh Amendment; and (d) it understands that the other party is relying on the foregoing representations in entering into this Eleventh Amendment, and that the other party would not enter into this Eleventh Amendment without such representations. Landlord represents to Tenant that there are not any Superior Holders as of the Eleventh Amendment Effective Date.

12.Governing Law. This Eleventh Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

13.Lease in Full Force. Except for those provisions which have been modified by this Eleventh Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Existing Lease are hereby ratified and shall remain unmodified and in full force and effect.

14.Digital Image. The parties agree to accept a digital image of this Eleventh Amendment, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

15.Counterparts. This Eleventh Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Eleventh Amendment to be executed as of the Eleventh Amendment Effective Date.
LANDLORD:
HUDSON 1455 MARKET STREET, LLC,
a Delaware limited liability company

By:    Hudson 1455 Market, LLC,
a Delaware limited liability company
its Sole Member

By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership
its Sole Member

By:    Hudson Pacific Properties, Inc.,
a Maryland corporation
its General Partner

By: /s/ Mark T. Lammas
Name: Mark T. Lammas
Title: Chief Operating Officer,
Chief Financial Officer & Treasurer

TENANT:
SQUARE, INC.,                                  a Delaware corporation
By: /s/ Sarah Friar
Name: Sarah Friar
Title: CFO

By:
Name:
Title:

EXHIBIT A
SUITE 2100

1455 MARKET STREET
OUTLINE OF PREMISES